EXHIBIT 23(a)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Amendment No. 3 to the Registration Statement on Form S-1 of our report dated July 12, 1995, relating to the consolidated financial statements of Walter Industries, Inc. and its subsidiaries, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended May 31, 1995 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ Price Waterhouse LLP
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Price Waterhouse LLP
Tampa, Florida
October 6, 1995